Exhibit 10.2

INDEPENDENT CONSULTANT AGREEMENT

THIS INDEPENDENT CONSULTANT AGREEMENT (this “Agreement”), is entered into as of October 12, 2012 by and between GTAT Corp. (the “Company”), a Delaware corporation with an address at 243 Daniel Webster Highway, Merrimack, NH 03054, and David Keck (the “Consultant”) having an address at 11754 Windemere Drive , Missoula, MT 59804.  This Agreement shall be effective on the date following the date of the Consultant’s termination of employment with the Company (the “Effective Date”).

WHEREAS, Consultant possesses special knowledge, abilities, and experience regarding engineering and technology related to the polysilicon business; and

WHEREAS, the Company desires to engage the services of Consultant and Consultant desires to provide services to the Company as an independent contractor with respect to the Company’s businesses upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, both the Company and Consultant (each a “Party,” and collectively the “Parties”) agree as follows:

SECTION 1.  SCOPE OF SERVICES

1.1                               Services.  As used in this Agreement, the term “Services” shall mean, principally, consulting on business and technology matters related to the Company’s polysilicon business, as more fully set forth in Exhibit A hereto.

1.2                               Time Commitment.  Consultant shall perform the Services on a part-time basis as may be mutually agreed between the Company and the Consultant from time to time, up to 100 hours per quarter (the “Time Commitment”).

1.3                               Method of Performing Services.  The Company shall provide Consultant with access to its premises and equipment to the extent necessary for the performance of the Services. The Company shall not control the manner or means by which Consultant shall perform the Services. The Company shall, however, be entitled to exercise general power of review over the work performed by Consultant to assure satisfactory performance of the Services, including the right to inspect work, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

1.4                               Conduct of Services.  Consultant shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

1.5                               Scheduling.  Consultant shall perform the Services in accordance with schedules agreed upon by both Parties. Additionally, Consultant will use Consultant’s best efforts to accommodate the Company’s requests for the performance of unscheduled Services.

SECTION 2.  TERM AND TERMINATION

2.1                               Term.  Subject to the provisions of Section 2.2, below, the term of this engagement shall be the eighteen (18) month period commencing on the Effective Date (the “Term”).

2.2                               Termination.  This Agreement may be terminated immediately by either party upon written notice if the other party breaches any obligation hereunder.  Upon termination of this Agreement, for any reason, Sections 4, 5, 6 and 7 hereof shall survive and continue in full force and effect. In the event of Consultant’s death prior to the expiration of this Agreement, the Company shall pay any unpaid portion of the Compensation (as defined below) to the Consultant’s estate.

2.3                               Remaining Payments.  Within 30 days of termination of this Agreement, Consultant shall submit to the Company an itemized invoice for any unbilled fees or expenses payable under this Agreement.

SECTION 3.  FEES, EXPENSES, AND PAYMENT

3.1                               Fees.  In consideration of the Services to be performed by Consultant during the term of this Agreement, Consultant shall be paid a total amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Compensation”).  The Compensation shall be paid to Consultant in six (6) equal installments of $416,666 every three months with the first installment to be paid 30 days after the Effective Date;provided, however, that the Compensation shall be reduced to Two Million Dollars ($2,000,000) if the Consultant’s employment with the Company is terminated prior to December 31, 2013; and reduced to One Million Five Hundred Thousand Dollars ($1,500,000) if the Consultant’s employment with the Company is terminated prior to December 31, 2012.

3.2                               Reimbursement of Expenses.  In addition to the foregoing, the Company shall pay Consultant reasonable, actual out-of-pocket expenses incurred by Consultant which are related to the Services and approved in advance by the Company (the “Reimbursable Expenses”).  Consultant agrees to provide the Company with such receipts, ledgers, and other records as may be reasonably requested by the Company to verify the amount and nature of any such Reimbursable Expenses.  The Reimbursable Expenses shall be reimbursed within thirty (30) days after receipt of Consultant’s invoice for such expenses.

SECTION 4.  RESPONSIBILITIES OF CONSULTANT

FOR TAXES AND OTHER MATTERS

4.1                               Taxes.  As an independent contractor, Consultant shall be solely responsible for all federal and state income, withholding, social security, and other taxes, as well as unemployment insurance applicable to Consultant.  Consultant shall not be entitled to receive any benefits or to participate in any benefit plans, including health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which employees of the Company may be entitled.  Any persons employed by Consultant in connection with the performance of the Services shall be Consultant’s employees, and Consultant shall be fully responsible for such persons and such persons’ actions.

SECTION 5.  OWNERSHIP OF INFORMATION, WORK PRODUCT

AND INTELLECTUAL PROPERTY RIGHTS

5.1                               Ownership of Information and Work Product.  Consultant agrees that all Confidential Information received from the Company or any of its parent companies or other affiliates (collectively, the “Company”), and any and all information, reports, materials and the like, whether in tangible or electronic form, generated by Consultant in connection with the performance of Consultant’s position and duties (“Work Product”) is and will remain (or is and will be as the case may be) the sole and exclusive property of Company including, but not limited to, all hand or computer generated reports, studies, schedules, analyses, notes, documents, data, analyses, computations, drawings, designs, and copies thereof concerning the Company’s businesses and investigations.  Consultant agrees to keep the Confidential Information (including Work Product) at all times in his custody subject to the Company’s control and will return all Information and Work Product (including copies of such Information and Work Product that may exist in machine storage, including but not limited to computer storage media) after the termination of this Agreement, or upon the Company’s request, and will retain one copy only for legal archival purposes only with the Company’s prior written permission.

5.2                               Disclosure.  Consultant agrees to promptly disclose to the Company all intellectual property, which terms includes, but is not limited to, inventions (whether or not patentable), designs, equipment modifications, improvements or enhancements, copyrightable works including works of authorship and derivative works, software and computer code and models, formulas, trade secrets, ideas, process techniques, technology, analytical methodologies and procedures, know-how, show-how, data, and Work Product made, conceived, reduced to practice or developed by Consultant, either alone or jointly with the Company (all of the foregoing being collectively referred to as “Intellectual Property”) , (i) during the term of this Agreement or otherwise in connection with the performance of Consultant’s duties on the Company’s behalf which relate, directly or indirectly to the Company’s actual or anticipated business, research and development, or existing or future products and/or services; or (ii) within eighteen (18) months after the terminaton of Consultant’s independent consulting arrangement, for any reason or no reason, with the Company, to the extent such Intellectual Property is based on the Company’s Confidential Information.

5.3                               Ownership of Intellectual Property.  Consultant agrees that all Intellectual Property, as identified in Section 5.2 will be the sole and exclusive property of Company, without the payment of any compensation beyond that provided for in Section 3 above, including but not limited to, inventions, whether patentable or not, all copyrights and works of authorship such as computer or hand generated designs and software, reports, brochures, manuals and any other material or information.  Consultant further agrees to: (a) assign and transfer, and hereby does assign and transfer, his/her entire right, title and interest in and to all such Intellectual Property, including, but not limited to, all inventions, whether patentable or not, all copyrights in computer or hand generated designs, and any other materials developed or generated by Consultant on Company’s behalf; (b) execute all documents that may be necessary to assign its entire right, title and interest in and to all such Intellectual Property including, but not limited to, powers of attorney, assignments and the like; and (c) cooperate with Company, at Company’s sole cost and expense, in securing, maintaining and enforcing Company’s rights in such Intellectual Property including, but not limited to, assisting in the preparation and prosecution of any patent or copyright application filed by Company, or its nominee at its sole discretion, all without further compensation by Company to Consultant; provided, however, that following the termination of this Agreement the Company will pay the Consultant for any services required at an hourly rate to be mutually agreed.  All copyrightable works and other works of authorship will be “works made for hire” to the extent allowed by law.  Consultant further understands that his obligations to assist Company regarding the protection and/or enforcement of its Intellectual Property shall continue even after the termination of Consultant’s independent consulting arrangement with the Company.

5.4                               Moral Rights.  Any assignment of copyrights under this Agreement includes all rights of authorship, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, the “Moral Rights”).  Consultant hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Consultant may now or hereafter have in any jurisdiction to any Moral Rights with respect to any and all results of and documentation pertaining to the Services (collectively, the “Deliverables”).

5.5                               Pre-existing Materials.  Consultant may incorporate into the Deliverables pre-existing work or materials only if either they are provided by the Company or if they are owned or licensable without restriction by Consultant.  To the extent that pre-existing work or materials owned or licensed by Consultant are included in the Deliverables, Consultant grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, perform, and distribute (internally and externally) copies of, and prepare derivative works based upon, such work and materials, and the right to authorize others to do any of the foregoing.

SECTION 6.  CONFIDENTIALITY

6.1                               Definition of Confidential Information.  Consultant acknowledges that Consultant will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, the existence and terms of this Agreement and any trade secrets, know-how, technology, scientific or technical data, design, process, procedure, formula, improvement, or any other information pertaining to business operations and strategies, customers, pricing, marketing, sales, finances, sourcing, personnel or operations of the Company, its affiliates or their suppliers or customers, that is retained by the Company and is not generally known in the industry, in each case whether spoken, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that Consultant develops in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this paragraph. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party at any time without the prior written consent of the Company in each instance, or copy, retain, or transfer any Confidential Information, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Company immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information.

6.2                               Non-Confidential Information.  Confidential Information shall not include information that:

a.              is or becomes generally available to the public other than through Consultant’s breach of this Agreement;

b.              is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information; or

c.               is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that Consultant has given the Company prior notice of such disclosure and an opportunity to contest such disclosure.

6.3                               Miscellaneous Provisions Related to Confidentiality.

The Parties agree that the Company would suffer irreparable harm from a breach by Consultant of any of the covenants or agreements contained herein and that money damages would not be an adequate remedy for any such breach.  In the event of a breach or threatened breach by the Consultant of any of the provisions of this Section 6, the Company or its successors or assigns, in addition to all other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof, without posting any bond or other security. Consultant agrees that these restrictions are reasonable.

SECTION 7.  REPRESENTATIONS AND WARRANTIES

7.1                               Consultant Representations and Warranties.  Consultant represents and warrants to the Company that:

a.              Consultant has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Consultant’s obligations in this Agreement;

b.              Consultant’s entering into this Agreement with the Company and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;

c.               Consultant has the required skill, experience and qualifications to perform the Services; Consultant shall perform the Services in a professional and workmanlike manner in accordance with generally accepted industry standards for similar services and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

d.              Consultant shall perform the Services in compliance with all applicable federal, state and local laws and regulations;

e.               the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

f.                all Deliverables are and shall be Consultant’s original work (except for material in the public domain or provided by the Company) and, to the best of Consultant’s knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

7.2                               Company Representations and Warranties. the Company hereby represents and warrants to Consultant that:

a.        the Company has the full right, power and authority to enter into this Agreement and to perform the Company’s obligations hereunder; and

b.        the execution of this Agreement by the Company’s authorized representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

SECTION 8.  MISCELLANEOUS

8.2                               Governing Law.  This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Montana, without giving effect to its Conflict of Laws principles, and the courts of which shall have exclusive jurisdiction over any disputes arising out of this Agreement.

8.3                               Independent Contractors.  The parties hereto are independent parties and nothing herein shall be deemed to create an agency, partnership, or joint venture relationship between the parties.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and Consultant between the Company and the Consultant.  Consultant shall have no authority (and shall not hold himself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company’s behalf without the the Company’s prior written consent.

8.5                               Notices.  All notices required or permitted hereunder shall be in and shall be delivered by hand or by registered or certified mail, postage prepaid, to the address set forth above for each Party.

8.6                               Entire Agreement.  This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

8.7                               Amendments.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the Party or Parties waiving compliance.

8.8                               Enforceability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.9                               Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned Parties have executed or have caused this Agreement to be executed by their duly authorized representatives, as applicable, on the date and year first set forth above.

GTAT CORPORATION

By:	/s/ Hoil Kim
Hoil Kim,
Vice President and General Counsel

By:	/s/ David Keck
David Keck

Exhibit A

1.              Support of litigations and disputes relating to events which occurred during their employment, including any required written responses to relevant inquiries and participation in interviews and depositions.

2.              Consultation regarding technology, including the provision of relevant written reports and attendance at meetings with the Company and customers, as appropriate.

3.              Consultation regarding customer relationships and contracts, including the provision of relevant written reports and attendance at meetings with the Company and customers, as appropriate.

4.              Consultation regarding business opportunities, including the provision of relevant written reports and attendance at meetings with the Company.

5.              Consultation regarding strategic opportunities, including the provision of relevant written reports and attendance at meetings with the Company.

6.              Consultation regarding supplier relationships, including the provision of relevant written reports and attendance at meetings with the Company and suppliers, as appropriate.